UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 29, 2012

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(714) 545-3288

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 29, 2012, CNS Response Inc. (the “Company”) issued an unsecured convertible promissory note (the “Note”) in the aggregate principal amount of $90,000 and a warrant to purchase 900,000 shares of common stock to the Zanett Opportunity Fund, Ltd. a Bermuda corporation for which McAdoo Capital, Inc. is the investment manager. Mr. Zachary McAdoo, who is a member of the Company’s Board of Directors, is the president and owner of McAdoo Capital, Inc. From the issuance of this Note the Company received $90,000 in gross proceeds.

The Note matures on February 28, 2013 (subject to earlier conversion or prepayment), earns interest equal to 9% per year with interest payable at maturity, is convertible into shares of common stock of the Company at a conversion price of $0.10, is not secured and is subordinated in all respects to the Company’s obligations under its senior secured and subordinated secured notes issued between October 2010 and January 2012 and the related guaranties issued to certain investors by SAIL Venture Partners, L.P.

The conversion price of the Note is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.  At the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”), the Note will be either redeemed or converted (in whole or in part) at a conversion price equal to the lesser of the public offering price or the conversion price then in effect, with the choice between redemption and conversion being at the sole option of the holder. The Note can be declared due and payable upon an event of default, defined in the Note to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the Note or materially breaches any representation or warranty in the Note.

The warrant related to the Note expires five years from the date of issuance and is exercisable for shares of common stock of the Company at an exercise price of $0.10. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect (including the Qualified Offering), except that subsequent to the Qualified Offering, the exercise price will not be adjusted for any further financings.  The warrant contains a cashless exercise provision.

The foregoing description of the Note and associated warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Note and form of warrant, which are filed as Exhibits 4.1 and 4.2 hereto and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The Note and associated warrant were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to an accredited investor, without a view to distribution, and were not issued through any general solicitation or advertisement.

Item 9.01	Financial Statements and Exhibits.

4.1	Form of Unsecured Convertible Promissory Note
4.2	Form of Warrant

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
March 5, 2012		Paul Buck
Chief Financial Officer